Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

BERKELEY, CA - May 6, 2013 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the first quarter ended March 31, 2013. The Company had $105.4 million in cash, cash equivalents and marketable securities as of March 31, 2013. This compared to $125.1 million at December 31, 2012.

For the quarter ended March 31, 2013, Dynavax reported total revenues of $2.1 million compared to $2.4 million for the quarter ended March 31, 2012. Grant revenue from the Company's contract for adjuvant development awarded by the National Institutes of Health declined by $0.4 million from the prior year.

Research and development expenses for the quarter ended March 31, 2013 of $14.2 million increased by $1.8 million from the first quarter of 2012. This increase was due primarily to the purchase of a HEPLISAVTM component as well as severance expenses, including non-cash stock-based compensation charges.

General and administrative expenses for the quarter ended March 31, 2013 of $8.8 million increased by $3.0 million from the first quarter of 2012. This increase resulted primarily from incremental severance expenses, including non-cash stock-based compensation charges.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which US and European licensure applications have been accepted for review by the FDA and the EMA. Dynavax plans to meet with the FDA in June to discuss the most expeditious path to approval for HEPLISAV, following the Complete Response Letter issued in February 2013. Dynavax has worldwide commercial rights to HEPLISAV, which combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking" statements. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including our meeting and plans for discussions with the FDA; whether successful clinical and regulatory development and review and approval of HEPLISAV and our process for its manufacture can occur without significant delay or additional studies; whether our studies and manufacturing efforts can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA and the European licensure application will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; possible claims against us, including enjoining sales of HEPLISAV, based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended March 31,
	2013	2012
Revenues:
Collaboration revenue	$ 883	$ 929
Grant revenue	760	1,087
Service and license revenue	442	334
Total revenues	2,085	2,350

Operating expenses:
Research and development	14,164	12,405
General and administrative	8,800	5,793
Total operating expenses	22,964	18,198

Loss from operations	(20,879)	(15,848)

Interest income	72	52
Interest expense	(32)	(587)
Other income (expense)	14	(122)

Net loss	$ (20,825)	$ (16,505)

Basic and diluted net loss per share	$ (0.11)	$ (0.11)

Shares used to compute basic and diluted net loss per share	182,847	155,431

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	March 31,	December 31,
	2013	2012
Assets
Cash, cash equivalents and marketable securities	$ 105,373	$ 125,130
Property and equipment, net	7,972	7,965
Goodwill	2,400	2,475
Other assets	3,876	4,182
Total assets	$ 119,621	$ 139,752

Liabilities and stockholders' equity
Deferred revenues	$ 11,180	$ 12,068
Other liabilities	10,514	12,858
Total liabilities	21,694	24,926
Stockholders' equity	97,927	114,826
Total liabilities and stockholders' equity	$ 119,621	$ 139,752

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